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                                                               Exhibit 10.7
                                June 21, 1989




Mr. Jerry R. Davis
6501 Stonesthrough Drive
Omaha, Nebraska  68152

Dear Jerry:

         This letter will confirm the details of your employment as chief operating officer of CSX Rail Transport. We are very excited about your joining CSXT and are confident that you will make a very significant contribution to CSXT.

Salary and Annual Incentive

         Your initial salary will be $300,000 per annum with a guaranteed bonus during 1989 and 1990 of $200,000. CSX's annual incentives are paid in February following completion of the year. You will be in CSX salary grade 31 with an annual incentive opportunity of 69%.

Long Term Incentives

         As the chief operating officer of CSX Rail Transport, annually you will receive a contingent grant of 5,005 performance shares and 13,125 non-qualified stock options in tandem with 6,910 stock appreciation rights (20,235 total) exercisable over ten years.

         Performance shares (unrestricted shares of CSX Common stock) are paid at the completion of three year cycles. The number of shares paid is determined by the extent to which CSXT achieves its financial and strategic goals. This plan was introduced in 1987 and has had two interim payouts of 90% and 80% of maximum awards. Assuming you joined CSXT this July, you would be eligible for pro-rata awards for cycles beginning in 1987 (1/6), 1988 (1/2) and 1989 (5/6). The schedule below depicts the hypothetical value of this plan based upon payouts of 85% and annual growth in CSX stock of 7% per annum (five year average).

Payment Date                 # Shares                Value
- ------------                 --------               -------
February 1990                  708 (1/6)            $25,665
         1991                2,125 (1/2)             82,408
         1992                3,541 (5/6)            146,951
         1993                4,250                  188,700
         1994                4,250                  201,909
         1995                4,250                  216,043






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         PAGE 2


Mr. Jerry R. Davis
June 21, 1989
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         As you know, it is difficult to value stock option and SAR grants.
CSX grants are made annually and vest 100% one year later and may be exercised as late as 10 years after the grant date. Assuming CSX stock appreciated 7% per year and you exercised all options/SAR's five years after the grant, you would have the following gain:

         Grant                          Exercise
         Year          Grant Size         Year              Gain
         -----         ----------       --------          --------
         1990            20,235           1995            $295,229
         1991            20,235           1996             315,895
         1992            20,235           1997             338,007
         1993            20,235           1998             361,668
         1994            20,235           1999             386,984
         1995            20,235           2000             414,074

         As a special incentive to improve CSXT's results and thereby improve CSX's stock price, upon employment you will receive a special performance stock option grant of 50,000 shares. This grant will expire in November 1993 and can be exercised in increments of 25% (12,500 shares) when CSX stock reaches $40 and $45 and the final 50% (25,000 shares) when CSX stock reaches $50 per share. CSX's stock price at close of business today was $33 7/8.

Retirement

         You will participate in both the CSX Pension Plan and Special Retirement Plan. The latter plan provides an additional year of credited service ("2 for 1") for each year of actual service with a maximum of 44 years of service. For example, if you worked five years at CSX, you would receive ten years of credited service in the calculation of your pension. In addition, upon completing ten years at CSX, we would include all of your UP service in the CSX pension calculation, less the amount of your UP pension. Your maximum creditable service can not exceed 44 years (versus 40 years in the UP Pension Plan).

         The table below depicts your annual pension under both the CSX and UP plans assuming retirement at age 61 with average final compensation of $500,000 and total UP and CSX railroad service of 41.8 years. The CSX pension is greater because of the "2 for 1" crediting and a substantially lower reduction factor for retirement before age 65.

                            CSX                     UP
                       Annual Pension          Annual Pension
Avg. Comp.                 Age 61                  Age 61
- ----------             --------------         ---------------
 $500,000                 $313,860                $247,904




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Mr. Jerry R. Davis
June 21, 1989
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Deferred Compensation

         CSX offers its executives several plans to defer receipt of salary and bonus income until retirement. Deferrals are not taxed until receipt and build up tax-free in various investment funds of your choice. As an inducement for you to join CSXT, we will permit you to defer $200,000 of bonus into a plan (otherwise closed to new members) that credits 16% per annum. The attached schedule indicates that a $200,000 deferral in February 1990 would generate additional annual income of $153,276 at age 62 payable for 15 years.

Life Insurance

         Until age 55, CSX will provide you with term life coverage of $1,500,000 (three times salary and bonus). At age 55 this coverage is reduced to 2 times salary and bonus. There is a further reduction at ages 60, 65 and
70. You may also purchase optional term life coverage up to $900,000 (three times salary).

Perquisites

         You will be entitled to the following additional benefits:

            -    tax preparation service by Ernst & Whinney
            -    city club and country club memberships
            -    monthly car allowance of $575
            -    50% discount while vacationing at The Greenbrier
            -    annual physical exam at Greenbrier Clinic

         We trust this information is helpful to you in understanding the terms of your employment. We have based our projections on what we believe to be reasonable assumptions and current plan provisions.

         If I can be of any assistance to you in understanding this letter, please call me at (804) 782-1535 (O) or (804) 379-3022 (H).

                             Sincerely,

                             /s/ DONALD D. DAVIS
                             -------------------
                             Donald D. Davis
                             Senior Vice Present-
                             Human Resources





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